NEWS RELEASE for June 21, 2022

Contact: Dina Masi, CFO

           Integrated BioPharma, Inc.

           investors@ibiopharma.com

               888.319.6962

Integrated BioPharma Announces Change in Directors

HILLSIDE, NEW JERSEY (June 21, 2022) - Integrated BioPharma, Inc. ((OTCQX: INBP)) (the “Company” or “INBP”) announced today Mr. Carl DeSantis has resigned as a Class I Director from the Company’s Board of Directors and Mr. Damon DeSantis, has been elected to serve as a Class I Director to fill the vacancy left by Mr. Carl DeSantis.

Riva Sheppard and Christina Kay, Co-Chief Executives Officers of the Company commented, “We want to thank Carl for his service on our Board, for his long-standing support of our Company and wish him well."  The Co-CEO’s further stated, “We are excited that Damon has joined our Board of Directors and look forward to working with him as a member of our Board. We believe that Damon’s previous and present experiences in the nutraceutical sector will prove to be a valued asset to our Board of Directors.”

Damon currently serves as a board member of MacPherson’s, the largest employee-owned distributor of creative materials and art supplies in North America and since August 2021, Celsius Holding, Inc. (CELH), maker of the leading global fitness drink, CELSIUS®. His corporate business interests continue with ownership, direct investment, and board membership in a variety of private businesses in the hospitality, financial services, automotive, spirits and cannabis industries. Previously, Damon served as Chief Executive Officer of Rexall Sundown Nutritional Company, a former Nasdaq 100 company until 2001 as well as a board member of the company. Rexall Sundown was in the business of developing, manufacturing, packaging, marketing, and distributing nutritional products of over 2800 SKUs to wholesalers, distributors, retailers in the US and worldwide.

Damon is the son of Carl DeSantis, one of the principal shareholders of INBP and former Board member.

About Integrated BioPharma Inc. (INBP)

Integrated BioPharma, Inc. is engaged primarily in manufacturing, distributing, marketing and sales of vitamins, nutritional supplements and herbal products. Further information is available at www.ibiopharma.com.

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, as well as assumptions, that, if they never materialize or prove incorrect, could cause the results of INBP to differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements generally are identified by the words “expects,” “anticipates,” believes,” intends,” “estimates,” “should,” “would,” “strategy,” “plan” and similar expressions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements and are not guarantees of future performance. Such statements speak only as of the date hereof, are subject to change and should not be relied upon for investment purposes. INBP undertakes no obligation to revise or update any statements for any reasons. The risks, uncertainties and assumptions include developments in the nutraceutical market and related products and services, risks associated with the outbreak and continuing spread of COVID-19, general economic uncertainties resulting from the war in Ukraine, the Company’s ability to maintain the qualitative and quantitative qualifications for continued inclusion on the OTCQX Best Market and other risks and uncertainties described in the section entitled “Risk Factors” in INBP’s most recent Annual Report on Form 10-K and its subsequent Quarterly Reports on Form 10-Q. Accordingly, INBP cannot give assurance that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of INBP.